Exhibit 21.1

MICROSTRATEGY INCORPORATED

SUBSIDIARIES

Angel.com Incorporated	MicroStrategy International Limited
(Delaware)	(Bermuda)

MicroStrategy Administration Corporation	MicroStrategy International II Limited
(Delaware)	(Bermuda)

MicroStrategy Management Corporation	MicroStrategy Italy S.r.l.
(Delaware)	(Italy)

MicroStrategy Services Corporation	Nihon MicroStrategy Kabushiki Kaisha (MicroStrategy Japan Inc.)
(Delaware)	(Japan)

Strategy.com Incorporated	MicroStrategy Korea Co., Ltd.
(Delaware)	(Korea)

MicroStrategy Austria GmbH	MicroStrategy Limited
(Austria)	(United Kingdom)

MicroStrategy Belgium BVBA	MicroStrategy México, S. de R.L. de C.V.
(Belgium)	(Mexico)

MicroStrategy Benelux B.V.	MicroStrategy Poland sp. z o. o.
(Netherlands)	(Poland)

MicroStrategy Brasil Ltda.	MicroStrategy Portugal, Sociedade Unipessoal, Lda.
(Brazil)	(Portugal)

MicroStrategy Canada Incorporated	MicroStrategy Pty. Ltd.
(Canada)	(Australia)

MicroStrategy China Technology Center Ltd.	MicroStrategy Singapore Pte. Ltd.
(China)	(Singapore)

MicroStrategy Denmark ApS	MicroStrategy South Africa (Proprietary) Limited
(Denmark)	(South Africa)

MicroStrategy Deutschland GmbH	MicroStrategy Sweden AB
(Germany)	(Sweden)

MicroStrategy France SARL	MicroStrategy Switzerland GmbH
(France)	(Switzerland)

MicroStrategy Holdings (Hong Kong) Co. Limited	Strategy.com International Limited
(Hong Kong)	(Bermuda)

MicroStrategy Ibérica, S.L.U.
(Spain)